Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(5)

(Form Type)

PVH CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.125% Senior Notes due 2029	457(r)	€525,000,000	99.803%	€523,965,750	0.00014760	$83,965.16
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					€523,965,750		$83,965.16
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$83,965.16

(1)	The amount to be registered has been calculated in U.S. Dollars based upon the Euro to U.S. Dollar exchange rate on April 9, 2024 of €1.00 = $1.0857, as published by Bloomberg L.P.

(2)	This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-278465) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.